Exhibit 99.1

Jerash Holdings Reports Financial Results

for Fiscal 2025 Second Quarter

– Revenue Increases 21 Percent; Gross Profit Rises 31 Percent –

– Company Returns to Profitability as Global Customers Regain Confidence –

FAIRFIELD, N.J., November 12, 2024 – Jerash Holdings (US), Inc. (NASDAQ: JRSH) (the “Company” or “Jerash”), which manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands, today announced financial results for its fiscal 2025 second quarter, ended September 30, 2024.

“Results for our second fiscal quarter demonstrated confidence by our global customers working with Jerash and the competitive advantages of doing business in Jordan,” said Sam Choi, Jerash’s chairman and chief executive officer. “Purchase orders for export shipments to our customers in the U.S. and Europe have been steadily increasing, and we are pleased to report that our factories are now fully booked through the first half of calendar year 2025.

“Also, on a positive note from a geopolitical perspective, our export trade routes in the region returned to a more normalized environment in August, which, in turn, is positively affecting profitability. Gross margin for the fiscal second quarter increased to 17.5 percent from 16.1 percent a year ago, and from 11.3 percent in the preceding fiscal first quarter.

“We are continuing to attract new global brands, further diversify our customer base, and expand product mix. We have good visibility well into fiscal 2026, and with momentum continuing, we are beginning to plan for a potential expansion of manufacturing capacity to support future growth,” Choi added.

Outlook

■	Revenue for the fiscal 2025 third quarter is expected to increase by 35-38 percent from the same quarter last year; full-year revenue is expected to increase by 30-35 percent.

■	Gross margin goal for fiscal year 2025 is expected to be approximately 14-15 percent, subject to logistics and shipping charges and product mix.

Fiscal 2025 Second Quarter Results

Fiscal 2025 second quarter revenue increased 20.6 percent to $40.2 million, from $33.4 million in the same period last year, reflecting an increase in shipments to Jerash’s major U.S. customers.

Gross profit for the fiscal 2025 second quarter increased 31.4 percent to $7.1 million from $5.4 million in the same quarter last year. Gross margin increased 140 basis points to 17.5 percent, from 16.1 percent in the same period last year. The expansion in gross margin was primarily due to higher production volume, with increased orders shipped to the U.S. customers that typically carry higher margins.

Operating expenses totaled $5.9 million in the fiscal 2025 second quarter, compared with $4.5 million in the same period last year. The increase was primarily due to higher logistics costs to catch up with garment shipment schedules, and increased stock-based compensation expenses.

Operating income increased to $1.1 million in the fiscal 2025 second quarter, from $888,000 in the same period last year.

Total other expenses were $364,000 in the fiscal 2025 second quarter, versus $167,000 in the same quarter last year. The increase primarily reflected higher interest expenses.

Net income in the fiscal 2025 second quarter increased 80.1 percent to $665,000 from $369,000 for the prior-year quarter. Net income per diluted share for the fiscal 2025 second quarter increased to $0.05, from $0.03 in the same quarter last year.

Comprehensive income attributable to the Company’s common stockholders totaled $663,000 in the fiscal 2025 second quarter, compared with $306,000 in the same period last year.

Six-Month Fiscal Year 2025 Results

Revenue for the first six months of fiscal year 2025 rose to $81.2 million, from $68.1 million in the same period last year.

Gross profit was $11.7 million for the first half of fiscal year 2025, compared with $10.9 million for the same period last year. Gross margin for the first six months of fiscal year 2025 was 14.4 percent, compared with 16.1 percent in the same period last year.

Operating expenses for the first six months of fiscal year 2025 were $11.4 million, compared with $9.0 million for the same period last year. Operating income was $306,000 for the first six months of fiscal year 2025, compared with $2.0 million for the same period last year.

Net loss for the first six months of fiscal year 2025 was $702,000, or $0.06 per share, compared with net income of $864,000, or $0.07 per share, in the same period last year.

Comprehensive loss attributable to Jerash’s common stockholders was $673,000 in the first six months of fiscal year 2025, compared with comprehensive income of $708,000 for the same period last year.

Balance Sheet, Cash Flow, and Dividends

Cash and restricted cash totaled $17.9 million, and net working capital was $35.2 million as of September 30, 2024. Net cash provided by operating activities was approximately $2.4 million for the six-months ended September 30, 2024, compared with $8.2 million for the same period last year.

On November 8, 2024, Jerash’s board of directors approved a regular quarterly dividend of $0.05 per share on its common stock, payable on or about November 29, 2024 to stockholders of record as of November 22, 2024.

Conference Call

Jerash Holdings will host an investor conference call to discuss its fiscal 2025 second quarter results today, November 12, 2024, at 9:00 a.m. Eastern Time.

Phone: 888-506-0062 (domestic); 973-528-0011 (international)

Conference ID: 454213

A live and archived webcast will be available online in the investor relations section of Jerash’s website at www.jerashholdings.com.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

About Jerash Holdings (US), Inc.

Jerash manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands and retailers, including VF Corporation (which owns brands such as The North Face, Timberland, and Vans), New Balance, G-III (which licenses brands such as Calvin Klein, Tommy Hilfiger, DKNY, and Guess), American Eagle, and Skechers. Jerash’s existing production facilities comprise six factory units and four warehouses, and Jerash currently employs approximately 6,000 people. Additional information is available at www.jerashholdings.com.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect”, “seek”, “potential,” “outlook” and similar expressions are intended to identify forward-looking statements. Such statements, including, but not limited to, Jerash’s current views with respect to future events and its financial forecasts, and expansion of the customer base among high-profile global brands, are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Contact:

PondelWilkinson Inc.

Judy Lin or Roger Pondel

310-279-5980

jlin@pondel.com

rpondel@pondel.com

#   #   #

(tables below)

JERASH HOLDINGS (US), INC.,

AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2024	2023	2024	2023
Revenue, net	$40,240,127	$33,357,108	$81,175,843	$68,092,765
Cost of goods sold	33,182,244	27,985,077	69,478,089	57,153,194
Gross Profit	7,057,883	5,372,031	11,697,754	10,939,571

Selling, general, and administrative expenses	5,449,386	4,240,588	10,449,130	8,475,506
Stock-based compensation expenses	474,088	243,448	943,023	484,250
Total Operating Expenses	5,923,474	4,484,036	11,392,153	8,959,756

Income from Operations	1,134,409	887,995	305,601	1,979,815

Other Income (Expenses):
Interest expenses	(503,149)	(359,234)	(983,352)	(748,185)
Other income, net	139,166	192,523	193,201	282,750
Total other expenses, net	(363,983)	(166,711)	(790,151)	(465,435)

Net income (loss) before provision for income taxes	770,426	721,284	(484,550)	1,514,380

Income tax expenses	105,877	352,340	217,598	650,321

Net income (loss)	664,549	368,944	(702,148)	864,059

Net gain (loss) attributable to noncontrolling interest	9,261	3,327	(12,220)	1,916
Net income (loss) attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$655,288	$365,617	$(689,928)	$862,143

Net income (loss)	$664,549	$368,944	$(702,148)	$864,059
Other Comprehensive Income (Loss):
Foreign currency translation gain (loss)	7,583	(59,841)	16,496	(154,500)
Total Comprehensive Income (Loss)	672,132	309,103	(685,652)	709,559
Comprehensive gain (loss) attributable to noncontrolling interest	9,261	3,327	(12,220)	1,916
Comprehensive Income (Loss) Attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$662,871	$305,776	$(673,432)	$707,643

Earnings (Loss) Per Share Attributable to Common Stockholders:
Basic and diluted	$0.05	$0.03	$(0.06)	$0.07

Weighted Average Number of Shares
Basic	12,294,840	12,294,840	12,294,840	12,294,840
Diluted	12,460,241	12,294,840	12,294,840	12,294,840

Dividend per share	$0.05	$0.05	$0.10	$0.10

JERASH HOLDINGS (US), INC.,

AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2024	March 31, 2024
	(Unaudited)
ASSETS
Current Assets:
Cash	$16,338,578	$12,428,369
Accounts receivable, net	5,793,228	5,417,513
Inventories	20,206,799	27,241,573
Prepaid expenses and other current assets	3,216,845	2,746,068
Advance to suppliers, net	6,028,433	3,086,137
Total Current Assets	51,583,883	50,919,660

Restricted cash - non-current	1,545,457	1,608,498
Long-term deposits	852,842	802,306
Deferred tax assets, net	158,329	158,329
Property, plant, and equipment, net	24,674,730	24,998,096
Goodwill	499,282	499,282
Operating lease right of use assets	1,033,412	1,259,395
Total Assets	$80,347,935	$80,245,566

LIABILITIES AND EQUITY
Current Liabilities:
Credit facilities	$3,570,237	$-
Accounts payable	4,394,732	6,340,237
Accrued expenses	3,654,895	4,175,843
Income tax payable - current	952,108	1,647,199
Other payables	2,368,807	2,234,870
Deferred revenue	1,123,163	10,200
Operating lease liabilities - current	343,868	370,802
Total Current Liabilities	16,407,810	14,779,151

Operating lease liabilities - non-current	481,575	618,302
Income tax payable - non-current	-	417,450
Total Liabilities	16,889,385	15,814,903

Equity
Preferred stock, $0.001 par value; 500,000 shares authorized; none issued and outstanding	$-	$-
Common stock, $0.001 par value; 30,000,000 shares authorized; 12,534,318 shares issued and 12,294,840 shares outstanding	12,534	12,534
Additional paid-in capital	24,860,117	23,917,094
Treasury stock, 239,478 shares	(1,169,046)	(1,169,046)
Statutory reserve	413,821	413,821
Retained earnings	39,784,826	41,704,238
Accumulated other comprehensive loss	(475,823)	(492,319)
Total Jerash Holdings (US), Inc. Stockholders’ Equity	63,426,429	64,386,322

Noncontrolling interest	32,121	44,341
Total Equity	63,458,550	64,430,663

Total Liabilities and Equity	$80,347,935	$80,245,566

JERASH HOLDINGS (US), INC.,

AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended September 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(702,148)	$864,059
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	1,209,053	1,224,322
Stock-based compensation expenses	943,023	484,250
Credit Loss (recovery)	16,768	(66,980)
Amortization of operating lease right-of-use assets	300,559	416,090

Changes in operating assets:
Accounts receivable	(392,484)	(2,894,162)
Bills receivable	-	87,573
Inventories	7,034,774	13,942,970
Prepaid expenses and other current assets	(470,777)	814,878
Advance to suppliers	(2,942,296)	(1,910,244)
Changes in operating liabilities:
Accounts payable	(1,945,505)	(1,530,458)
Accrued expenses	(520,948)	(251,048)
Other payables	133,937	(265,119)
Deferred revenue	1,112,963	(696,006)
Operating lease liabilities	(238,237)	(336,984)
Income tax payable	(1,112,062)	(1,704,261)
Net cash provided by operating activities	2,426,620	8,178,880

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(348,238)	(635,878)
Payments for construction of properties	(270,599)	(2,575,669)
Payment for long-term deposits	(317,386)	(247,610)
Net cash used in investing activities	(936,223)	(3,459,157)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(1,229,484)	(1,229,484)
Investment of noncontrolling interest	-	31,365
Repayment from short-term loan	(5,566,040)	(3,118,339)
Proceeds from short-term loan	9,136,277	3,118,339
Net cash provided by (used in) financing activities	2,340,753	(1,198,119)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND RESTRICTED CASH	16,018	(123,491)

NET INCREASE IN CASH AND RESTRICTED CASH	3,847,168	3,398,113

CASH, AND RESTRICTED CASH, BEGINNING OF THE PERIOD	14,036,867	19,411,603

CASH, AND RESTRICTED CASH, END OF THE PERIOD	$17,884,035	$22,809,716

CASH, AND RESTRICTED CASH, END OF THE PERIOD	$17,884,035	$22,809,716
LESS: NON-CURRENT RESTRICTED CASH	1,545,457	1,608,074
CASH, END OF THE PERIOD	$16,338,578	$21,201,642

Supplemental disclosure information:
Cash paid for interest	$983,352	$748,185
Income tax paid	$1,329,150	$2,371,705

Non-cash investing and financing activities
Equipment obtained by utilizing long-term deposit	$262,017	$358,620
Operating lease right of use assets obtained in exchange for operating lease obligations	$67,512	$177,068